Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]
December 3, 2010
American International Group, Inc.,
     180 Maiden Lane,
          New York, NY 10038.
Ladies and Gentlemen:
          In connection with the several purchases today by the Underwriters named in Schedule I to the Underwriting Agreement, dated November 30, 2010 (the “Underwriting Agreement”), among American International Group, Inc., a Delaware corporation (the “Company”), and Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives of the several Underwriters named therein, of $500,000,000 aggregate principal amount of the Company’s 3.650% Notes due 2014 (the “2014 Notes”) and $1,500,000,000 aggregate principal amount of the Company’s 6.400% Notes due 2020 (the “2020 Notes” and, together with the 2014 Notes, the “Securities”) issued pursuant to the Indenture, dated as of October 12, 2006, as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007, the Eighth Supplemental Indenture, dated as of December 3, 2010 and the Ninth Supplemental Indenture, dated as of December 3, 2010 (collectively, the “Indenture”), each between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
          Upon the basis of such examination, we advise you that, in our opinion,
(1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.
(2) The Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed

American International Group, Inc.
and delivered by the Trustee, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
          We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP